EXHIBIT 1.3

December 16, 2003

Mr. John A. Zawadzki

President and Chief Executive Officer

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

233 Genesee Street

Utica, New York 13501

Dear Mr. Zawadzki:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as conversion agent to SBU Bank (the “Bank”), Partners Trust, MHC (the “MHC”) and Partners Trust Financial Group, Inc. (“Partners Trust Financial,” and together with the Bank and the MHC, the “Company”) in connection with the proposed conversion and reorganization of the Company from mutual holding company to full stock form (the “Conversion”). This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Accounts and Development of a Central File

II.	Preparation of Proxy, Order and/or Request Forms

III.	Organization and Supervision of the Conversion Center

IV.	Proxy Solicitation and Special Meeting Services

V.	Subscription Services

Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $65,000. This fee is based upon the requirements of current regulations and the Plan of Reorganization as currently contemplated and an uncontested solicitation of proxies. Any unusual or additional items or

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

duplication of service required as a result of a material change in the regulations or the Plan of Reorganization or a material delay or other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Company, which shall be non-refundable; and (b) the balance upon the completion of the Reorganization.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Reorganization is consummated, including, without limitation, travel, lodging, food, telephone, postage and other similar expenses up to a maximum of $30,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement. It is understood that all expenses associated with the operation of the Conversion Center will be borne by the Company.

RELIANCE ON INFORMATION PROVIDED

The Company will provide Sandler O’Neill with such information as Sandler O’Neill may reasonably require to carry out its duties. The Company recognizes and confirms that Sandler O’Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Company will also inform Sandler O’Neill within a reasonable period of time of any changes in the Plan of Reorganization that require changes in Sandler O’Neill’s services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

LIMITATIONS

Sandler O’Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of judgment or for any act

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of form of action.

INDEMNIFICATION

Each of the MHC, Partners Trust Financial and the Bank agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including reasonable expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The MHC, the Bank and Partners Trust Financial will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Partners Trust Financial Group, Inc.
233 Genesee Street
Utica, New York 13501
Attention: Mr. John A. Zawadzki

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

December 16, 2003

If to us:	Sandler O’Neill & Partners, L.P.
919 Third Avenue, 6th Floor
New York, New York 10022
Attention: Ms. Catherine A. Lawton

The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, Sandler O’Neill & Partners, L.P.
By:	Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Catherine A. Lawton

Catherine A. Lawton Vice President

Accepted and agreed to as of

the date first above written:

Partners Trust, MHC Partners Trust Financial Group, Inc. SBU Bank

By:	/s/ John A. Zawadzki

John A. Zawadzki President and Chief Executive Officer

APPENDIX A

OUTLINE OF CONVERSION AGENT SERVICES

I.	Consolidation of Accounts

1.	Consolidate files in accordance with regulatory guidelines.
2.	Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.
3.	Our EDP format will be provided to your data processing people.

II.	Proxy/Order Form/Request Card Preparation
1.	Vote calculation.
2.	Any combination of proxies, request cards and stock order forms for voting and ordering stock.
3.	Target group identification for subscription offering.

III.	Organization and Supervision of Conversion Center
1.	Advising on and supervising the physical organization of the Conversion Center, including materials requirements.
2.	Assist in the training of all Bank personnel who will be staffing the conversion center.
3.	Establish reporting procedures.
4.	On-site supervision of the Conversion Center during the solicitation/offering period.

IV.	Special Meeting of Members Services (exclusive of shareholder meeting)
1.	Direct proxy solicitation of members.
2.	Proxy and ballot tabulation.
3.	Act as or support inspector of election.
4.	Delete voting record date accounts closed prior to special meeting.
5.	Produce final report of vote.

V.	Subscription Services
1.	Produce list of depositors by state (Blue Sky report).
2.	Production of subscription rights and research books.
3.	Stock order form processing.
4.	Acknowledgment letter to confirm receipt of stock order.
5.	Daily reports and analysis.
6.	Proration calculation and share allocation in the event of an oversubscription.
7.	Produce charter shareholder list.
8.	Interface with Transfer Agent for Stock Certificate issuance.
9.	Refund and interest calculations.
10.	Confirmation letter to confirm purchase of stock.
11.	Notification of full/partial rejection of orders.
12.	Production of 1099/Debit tape.